UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 6, 2011

Global Traffic Network, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-51838	33-1117834
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

880 Third Avenue, 6th Floor, New York, New York		10022
(Address of principal executive offices)		(Zip Code)

(212) 896-1255

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 6, 2011, the Company entered into an employment agreement with Gary L. Worobow that governs Mr. Worobow’s employment with the Company as its Executive Vice President, Business and Legal Affairs. The employment agreement, which was effective as of July 1, 2011 and is for an indefinite term, superseded Mr. Worobow’s prior employment agreement with Company in its entirety.

Pursuant to the employment agreement, Mr. Worobow will initially receive an annual base salary of $290,000.00, which annual base salary will be increased by 5% on July 1 of each year commencing July 1, 2012. Mr. Worobow is also eligible to receive an annual performance-based bonus of up to 33 1/3% of his annual base salary. The amount of each year’s bonus, if any, will be determined and paid based upon satisfaction of certain operating profit goals to be determined by the Company’s board of directors or the compensation committee thereof for the applicable fiscal year and is contingent upon Mr. Worobow remaining an active employee of the Company through the end of the applicable fiscal year. The employment agreement provides that unless and until the Company elects to provide its United States based employees with medical insurance, the Company will pay Mr. Worobow $1,000 per month in lieu providing him with medical insurance.

The employment agreement provides that all unvested stock options, shares of restricted stock, or other equity-based incentives awarded to Mr. Worobow will immediately vest upon the closing of an acquisition of the Company through the sale of substantially all of its assets or through a merger, exchange, reorganization or liquidation or a similar event as determined by the Company’s board of directors or the compensation committee thereof.

If the employment agreement terminated voluntarily by Mr. Worobow or upon his death or disability, or if the Company terminates the employment agreement for “cause,” Mr. Worobow will only be entitled to compensation and benefits accrued through the effective date of termination. If the Company terminates the employment agreement without “cause” or if Mr. Worobow terminates the employment agreement as a result of a material breach by the Company or his being required to report directly to anyone other than the Company’s Chief Executive Officer, President or board of directors (or a committee thereof), Mr. Worobow will also be entitled to severance in the form of continuation of his base salary and payment in lieu of medical benefits for 12 months following the effective date of termination in accordance with the Company’s normal payroll business practices but subject to compliance with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended. In the event that severance payments and/or accelerated vesting of equity awards would result in Mr. Worobow receiving “excess parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, the severance payments will be reduced to the extent that the reduction would result in Mr. Worobow receiving a greater net-after-tax amount. The term “cause” under the employment agreement includes the following events: (i) Mr. Worobow’s conviction of a felony; (ii) Mr. Worobow’s material breach of the employment agreement; (iii) Mr. Worobow’s material violation of a Company policy that has a materially adverse effect on the Company; (iv) Mr. Worobow’s failure to perform his duties as the Company’s Executive Vice President, Business and Legal Affairs as required by the employment agreement, which failure has not been cured following ten days after written notice is given; or (v) Mr. Worobow’s habitual intoxication, drug use or chemical substance abuse by any intoxicating or chemical substance.

The employment agreement contains standard provisions regarding protection of the Company’s confidential information (as defined in the employment agreement) and, subject to certain exceptions, prohibits Mr. Worobow from directly or indirectly engaging in the following actions during the period he is employed by the Company and continuing for one year following the termination of the employment agreement, without the Company’s prior express written consent:

•

render services, advice or assistance to any corporation, person, organization or other entity which engages in the provision of traffic and/or news information to radio or television stations anywhere outside of the United States, or engage in any such activities in any capacity whatsoever, including without limitation as an employee, independent contractor, officer, director, manager, beneficial owner, partner, member or shareholder of any provider of traffic and/or news information;

•

soliciting or attempting to induce any of the Company’s customers, suppliers, licensees, licensors or other business relations to cease doing business with the Company or in any way interfering with the Company’s relationship with any such customer, vendor, licensee, licensor or other business relation; or

•

soliciting or attempting to induce any of the Company’s employees to leave the employ of the Company, or to work for, render services or provide advice to or supply our confidential business information or trade secrets to any third person or entity.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

10.1	Employment Agreement dated July 6, 2011 by and between Global Traffic Network, Inc. and Gary L. Worobow

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBAL TRAFFIC NETWORK, INC.

Date: July 7, 2011	By:	/s/ Scott E. Cody
Scott E. Cody, Chief Operating Officer,
Chief Financial Officer and Treasurer

INDEX OF EXHIBITS

Exhibit No.	Description

10.1	Employment Agreement dated July 6, 2011 by and between Global Traffic Network, Inc. and Gary L. Worobow